Exhibit 99.1

Gulfport Energy Reports Fourth Quarter and Full-Year 2006 Results

OKLAHOMA CITY (March 28, 2007) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operating results for the fourth quarter and full-year 2006.

For the year, Gulfport reported net income of $27.8 million, a 155% increase compared to 2005. Earnings per diluted share for the year was $0.82 on revenues of $60.4 million. EBITDA (as defined below) for 2006 was $43 million, a 157% improvement compared to 2005. Cash flow from operating activities before changes in working capital for 2006 totaled $41.9 million, a 154% increase from 2005.

For the fourth quarter, Gulfport reported net income of $5.4 million, compared to a $90,000 loss for the same prior-year period. Earnings per diluted share for the fourth quarter was $0.16 on revenues of $17.6 million. EBITDA (as defined below) for the quarter was $10.6 million, compared to approximately $0.5 million in the fourth quarter 2005. Cash flow from operating activities before changes in working capital for fourth quarter 2006 totaled $10.1 million, compared to approximately $0.4 million in fourth quarter 2005.

Production and Operational Highlights for 2006

Net production was 270,322 barrels of oil and 124,373 million cubic feet (“Mcf”) of natural gas, or 291,051 barrels of oil equivalent (“BOE”), for the fourth quarter 2006. For the year, Gulfport reported record annual net production of 869,728 barrels of oil and 676,817 Mcf of natural gas, or 982,531 BOE. Production increased in 2006 by 60% compared to 2005 annual net production of 612,840 BOE.

During 2006, Gulfport drilled 25 productive wells out of 28 wells drilled, an 89% success rate. The company also performed 19 recompletions, all at the West Cote Blanche Bay (“WCBB”) field. In Thailand, Gulfport owns a 0.7% interest in the Phu Horm field which commenced selling gas in the fourth quarter and is currently producing approximately 100 MMcf per day. Gulfport also entered into the Canadian oil sands in 2006 by taking a 25% interest in Grizzly Oil Sands for which it is the operator. During the year, Grizzly acquired 315,000 acres in the Athabasca Oil Sands and commenced evaluation of the acreage with an initial 62 well core hole drilling program.

Reserves

Total proved reserves, P1 reserves, which consists of Proved Developed Producing (PDP), Proved Developed Non-Producing (PDNP) and Proved Undeveloped (PUD) were 23.2 million BOE at December 31, 2006. The PDP reserves were 1.6 million BOE, PDNP reserves were 4.0 million BOE and PUD reserves were 17.6 million BOE. In addition to the company’s proved reserves, independent engineers have assigned probable reserves, P2 reserves, of 3.8 million BOE to the company’s WCBB field and 1.7 million BOE to its interest in the Phu Horm field in Thailand and possible reserves, P3 reserves of 8.9 million BOE net to Gulfport’s interest in the Phu Horm field.

In 2006, Gulfport’s capital expenditures associated with the exploration and development of its oil and gas properties were approximately $55 million. This amount includes $50.4 million associated with exploratory and development drilling and $4.2 million for recompletions.

2007 Operation Update

Drilling

The company has drilled 6 wells year-to-date 2007 in southern Louisiana; four development wells at the WCBB field and two exploratory wells at East Hackberry. The company has also drilled and logged 62 wells in Alberta on its Canadian oil sand acreage.

Facilities

The production facility barge for the East Hackberry field is on location and secured to its pad. Initial tie-in and start-up activities are under way and the connection of flow lines from the initial East Hackberry wells (2006 No. 1, 2007 No. 1 & No. 2) is in progress.

2007 Guidance

Gulfport’s 2007 guidance remains as previously stated on November 9, 2006 with total net production to be in the range of 1.7 million to 1.9 million barrels of oil equivalent. Capital expenditures are estimated in the range of $60 million to $65 million. Operationally, Gulfport plans to drill between 26 to 28 new wells and perform 18 recompletions, similar to its 2006 activity level. The production and capital targets for 2007 exclude our exploratory efforts at Hackberry.

Lease operating expense is projected to be in the range of $7.00 to $8.00 per barrel of oil equivalent for 2007. Selling, general and administrative expenses are estimated to be between $2.00 to $2.50 per barrel of oil equivalent for 2007.

Conference Call

Gulfport Energy will host a conference call today at 11:00 a.m. Eastern time to discuss its fourth quarter and full year 2006 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling 1-866-356-3093. The passcode for the call is 70202201. A replay of the call will be available for two weeks at 1-888-286-8010. The replay passcode is 40502287. The webcast will be archived for 30 days on the company’s website.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport recently acquired an acreage position in the Alberta oil sands in Canada and drilled core samples this winter. In addition, Gulfport also has an interest in the producing Phu Horm gas field in Thailand.

Forward Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the company’s filings with the Securities and Exchange Commission, including its Forms 10-KSB, 10-QSB and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, accretion expense and depreciation, depletion and amortization. Operating cash flow is a non-GAAP financial measure equal to cash flows from operating activities before changes in assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and operating cash flow are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and operating cash flow are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and operating EBITDA measures presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

John Kilgallon

Director, Investor Relations

jkilgallon@gulfportenergy.com

405-242-4474

Gulfport Energy Corporation

Supplementary Statement of Income

(unaudited)

	Year Ended December 31,		Three Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Gas sales	$4,194,000	$3,437,000	$776,000	$618,000
Oil and condensate sales	56,038,000	23,986,000	16,634,000	692,000
Other income	158,000	136,000	177,000	10,000

	60,390,000	27,559,000	17,587,000	1,320,000

Costs and expenses:
Lease operating expenses	10,670,000	7,654,000	4,111,000	1,420,000
Production taxes	7,366,000	3,622,000	1,944,000	488,000
Depreciation, depletion, and amortization	12,652,000	4,789,000	4,428,000	341,000
General and administrative	3,251,000	1,561,000	1,019,000	687,000
Accretion expense	596,000	516,000	149,000	167,000

	34,535,000	18,142,000	11,651,000	3,103,000

INCOME FROM OPERATIONS	25,855,000	9,417,000	5,936,000	(1,783,000)

OTHER (INCOME) EXPENSE:
Interest expense	1,956,000	250,000	644,000	75,000
Interest expense - preferred stock	—	272,000	—	—
Business interruption insurance recoveries	(3,601,000)	(1,710,000)	—	(1,710,000)
Interest income	(308,000)	(290,000)	(112,000)	(58,000)

	(1,953,000)	(1,478,000)	532,000	(1,693,000)

INCOME BEFORE INCOME TAXES	27,808,000	10,895,000	5,404,000	(90,000)

INCOME TAX EXPENSE	—	—	—	—

NET INCOME	$27,808,000	$10,895,000	$5,404,000	($90,000)

NET INCOME PER COMMON SHARE:
Basic	$0.85	$0.36	$0.16	$0.00

Diluted	$0.82	$0.34	$0.16	$0.00

Weighted Average Shares (Diluted)	33,936,074	32,501,464	34,268,329	33,430,707

Gulfport Energy Corporation

Reconcilation of EBITDA and Cash Flow

(unaudited)

	Twelve Months Ended		Three Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Net Income	$27,808,000	$10,895,000	$5,404,000	($90,000)
Interest expense	1,956,000	522,000	644,000	75,000
Accretion expense	596,000	516,000	149,000	167,000
Depreciation, depletion, and amortization	12,652,000	4,789,000	4,428,000	341,000

EBITDA	$43,012,000	$16,722,000	$10,625,000	$493,000

	Twelve Months Ended		Three Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Cash provided by operating activity	$39,523,000	$15,200,000	$11,587,000	$151,000
Adjustments:
Changes in assets and liabilities	2,372,000	1,296,000	(1,533,000)	252,000

Operating Cash Flow	$41,895,000	$16,496,000	$10,054,000	$403,000

Gulfport Energy Corporation

Supplemental Information on Oil and Gas Exploration and Production Activities

March 28, 2007

Unaudited

Total Oil and Natural Gas Proved Reserves	(M BOE)

Proved Reserves
December 31, 2005	23,172

Purchases in place	—
Revisions
Performance	(542)
Price	(32)
Extensions, discoveries and other additions	1,544
Sales in place	—
Production	(983)

December 31, 2006	23,159 *

*	Reserves numbers above do not include proved reserves of 3.5 Bcf attributed to Gulfport’s interest in the Phu Horm field in Thailand, per the Gaffney Cline & Associates reserve report dated April 2006.

Reserve Category Breakout		(M BOE)

	2005	2006		Change
Total Proved Reserves
West Cote Blanche Bay and East Hackberry
Proved Developed Producing (PDP)	1,655	1,587		-4.1%
Proved Developed Non Producing (PDNP)	3,279	3,968		21.0%
Proved Undeveloped (PUD)	18,238	17,604		-3.5%

Total Proved Reserves (1P)	23,172	23,159	*	-0.1%

Probable Resources
West Cote Blanche Bay		3,800
Thailand		1,700

Total Probable Resource		5,500

Total Proved + Probable Resources (2P)		28,659

Possible Resources
Thailand		8,900

Total Possible Resources		8,900

Total Proved + Probable + Possible Resources (3P)		37,559

Costs Incurred in Oil and Gas Property Acquisition and Development Activities	($)

2006
Acquisition	—
Development of Proved Undeveloped Properties	$41,770,000
Exploratory	8,607,000
Recompletions	4,235,000
Capitalized Asset Retirement Obligation	405,000

Total	$55,017,000